UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST, INC.

BLACKROCK MUNIYIELD FUND, INC.

BLACKROCK MUNIYIELD QUALITY FUND II, INC.

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND

BLACKROCK MUNIYIELD QUALITY FUND, INC.

Important Information Regarding the Proxy Statement, dated September 8, 2025 for BlackRock Investment Quality Municipal Trust, Inc. (“BKN”), BlackRock MuniYield Fund, Inc. (“MYD”), BlackRock MuniYield Quality Fund II, Inc. (“MQT”), BlackRock Virginia Municipal Bond Trust (“BHV”), BlackRock MuniYield Pennsylvania Quality Fund (“MPA”) and BlackRock MuniYield Quality Fund, Inc. (“MQY” or the “Acquiring Fund”)

The Section of the Proxy Statement entitled “Voting Information and Requirements – Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares” is revised and restated to provide the following information:

Voting Requirement for Proposal 2: The Issuance of Acquiring Fund Common Shares

Proposals	Required Approval of Shareholders

Proposal 2(A): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the BKN Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(B): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MYD Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(C): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MQT Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(D): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the BHV Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

Proposal 2(E): The common shareholders and VRDP Holders of the Acquiring Fund are being asked to vote as a single class on a proposal to approve the MPA Issuance.	Majority of votes entitled to be cast present at the Special Meeting or represented by proxy

All other references in the Proxy Statement and the accompanying exhibits referencing the vote requirement for shareholders to approve Proposals 2(A), 2(B), 2(C), 2(D) and 2(E) are revised and restated to reflect the vote requirements stated in the table above.